Filed pursuant to Rule 424(b)(3)
Registration No. 333-290598

PROSPECTUS

232,956 American Depositary Shares Representing 116,478,000 Ordinary Shares

Kazia Therapeutics Limited

This prospectus relates to the resale by the selling shareholders named in this prospectus (the “Selling Shareholders”) from time to time of up to an aggregate of 232,956 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 500 of our ordinary shares, no par value per share (the “Ordinary Shares”), or 116,478,000 Ordinary Shares in the aggregate, comprised of (i) 14,204,500 Ordinary Shares and (ii) 204,547 ADSs issued or issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued to the Selling Shareholders in a private placement pursuant to the Securities Purchase Agreements, dated as of July 31, 2025, by and among us and each of the Selling Shareholders (together, the “Securities Purchase Agreements”).

We will not receive any of the proceeds from the sale of the Offered ADSs by the Selling Shareholders. Any ADSs subject to resale hereunder will have been issued by us and acquired by the Selling Shareholders prior to any resale of such shares pursuant to this prospectus.

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders will bear all commissions, discounts, and fees of underwriters, selling brokers or dealer managers and similar expenses if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Offered ADSs. For additional information on the methods of sale that may be used by the Selling Shareholders, see “Plan of Distribution” beginning on page 47 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The ADSs are listed on the Nasdaq Capital Market, under the symbol “KZIA.” On December 22, 2025, the last reported sale price of the ADSs on the Nasdaq Capital Market was $10.00 per ADS.

We are a “foreign private issuer,” as defined under the federal securities laws, and, as such, we will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being a Foreign Private Issuer.”

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk  Factors” beginning on page 9 and the “Risk Factors” in “Item 3. Key Information-D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2025

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ABOUT THIS PROSPECTUS

The Selling Shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the Selling Shareholders may change over time. When the Selling Shareholders sells Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is any of the Selling Shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the headings, “Where You can Find Additional Information” and “Incorporation of Documents by Reference,” respectively, of this prospectus. Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “Kazia” refers to Kazia Therapeutics Limited and its subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares, no par value per share;

•	“ADSs” refers to American Depositary Shares, each of which represents 500 ordinary shares; and

•	“ADRs” refers to American Depositary Receipts, which evidence the ADSs.

We effected an ADS ratio change to change the ratio of ADSs to Ordinary Shares from one ADS to ten (10) ordinary shares to a new ratio of one ADS to one-hundred (100) Ordinary Shares, or the “October 2024 ADS Ratio Change”, on October 28, 2024, and subsequently effected a second ADS ratio change to change the ratio of ADSs to ordinary shares from one ADS to one-hundred (100) Ordinary Shares to a new ratio of one ADS to five hundred (500) Ordinary Shares on April 17, 2025 (the “April 2025 ADS Ratio Change”, and together with the

October 2024 ADS Ratio Change, the “ADS Ratio Changes”). Unless otherwise expressly indicated, the amounts and sales prices of the ADSs disclosed in this Registration Statement have been adjusted to reflect the cumulative effect of the ADS Ratio Changes, except for such amounts and sales prices of the ADSs that were sold prior to October 28, 2024, which have not been adjusted to reflect any ADS Ratio Changes effected after any such sale of ADSs, and except for such amounts and sales prices of the ADSs that were sold prior to April 17, 2025 but after October 28, 2024, which have not been adjusted to reflect the April 2025 ADS Ratio Change effected after any such sale of ADSs.

Unless otherwise noted, all other financial and other data related to Kazia in this prospectus is presented in Australian dollars. All references to “A$” in this prospectus mean Australian dollars. All references to “$” or “US$” in this prospectus mean U.S. dollars unless the context otherwise requires. Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

We own various trademark registrations and applications, and unregistered trademarks, including Kazia and Kazia Therapeutics and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases, you can identify forward-looking statements by the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and the documents incorporated by reference herein, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and potentially commercialize our product candidates, including contractual arrangements with third parties;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	expectations about the successful completion of clinical trials;

•	the timing of expected regulatory filings;

•	expectations about approval by regulatory authorities of our drug candidates;

•	the clinical utility and potential attributes and benefits of our product candidates, including the potential duration of treatment effects;

•	potential licenses of intellectual property and collaborations;

•	the commercialization of our product candidates, if approved;

•	expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our financial performance;

•	our use of proceeds from any offering made pursuant to this prospectus;

•	the length of time over which we expect our cash and cash equivalents to be sufficient; and

•	our intellectual property position and the duration of our patent portfolio.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and documents incorporated by reference herein, particularly in the section titled “Risk Factors,” in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended June 30, 2025, which is incorporated herein by reference that we believe may cause our actual results or events to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 9 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Overview

We are an emerging oncology-focused biotechnology company that has a portfolio of development candidates, diversified across several distinct technologies, with the potential to yield first-in-class and best-in-class agents in a range of oncology indications. Our lead development candidate is paxalisib (formerly known as GDC-0084), a small-molecule, brain-penetrant inhibitor of the PI3K / Akt / mTor pathway, that is being developed as a potential therapy for glioblastoma, the most common and most aggressive form of primary brain tumour in adults, as well advanced breast cancer and as other forms of brain cancer. Our second asset is EVT801, a small-molecule selective inhibitor of vascular endothelial growth factor receptor 3, which we licensed from Evotec SE in April 2021.

Recent Developments

On December 2, 2025, we entered into Securities Purchase Agreements (the “December 2025 Securities Purchase Agreements”) with certain institutional and accredited purchasers (the “Purchasers”) in connection with a private placement of equity securities (the “December 2025 Private Placement”). Pursuant to the December 2025 Securities Purchase Agreements, we agreed to offer and sell in the December 2025 Private Placement to such Purchasers (i) 4,530,854,000 ordinary shares of the Company, no par value per share (the “Ordinary Shares,” and such Ordinary Shares to be offered and sold in the December 2025 Private Placement, the “December 2025 Shares”), at a purchase price of $0.01 per December 2025 Share, and (ii) pre-funded warrants (the “December 2025 Pre-Funded Warrants”) to purchase up to 938,490 American Depositary Shares (the “ADSs”), each ADS representing five hundred Ordinary Shares, at a purchase price of $4.9999 per December 2025 Pre-Funded Warrant. Each December 2025 Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 per ADS underlying the December 2025 Pre-Funded Warrant (the “December 2025 Pre-Funded Warrant ADS”), is immediately exercisable, and will expire when exercised in full. Konik Capital Partners LLC, a division of T.R. Winston & Company, served as the placement agent for the December 2025 Private Placement (the “Placement Agent”). In addition, the Company issued to the Placement Agent warrants to purchase up to 700,013 ADSs (the “December 2025 Placement Agent Warrants”). The December 2025 Placement Agent Warrants have an exercise price equal to $7.50 per ADS, or 150% of the offering price per ADS sold in the December 2025 Private Placement, and are exercisable commencing on the date that is 180 days after December 2, 2025 and will expire 5 years from December 2, 2025.

The closing of the December 2025 Private Placement occurred on December 3, 2025. We issued the December 2025 Shares and the December 2025 Pre-Funded Warrants in exchange for net proceeds of approximately $46.5 million, after deducting placement agent’s fees and other offering expenses payable by the Company. We expect the net proceeds from the December 2025 Private Placement, combined with the existing cash and cash equivalents, will extend our cash runway into the second half of 2028.

In addition, on November 12, 2025, we received a staff determination letter (“Staff Letter”) from the Listing Qualifications department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), indicating that as of November 10, 2025, our Market Value of Listed Securities (“MVLS”) remained below the minimum of

$35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2). Pursuant to the Nasdaq Listing Rules and the Staff Letter, unless we timely request a hearing before a Hearings Panel (the “Panel”), our securities would be subject to suspension/delisting. We timely requested a hearing before the Panel, which was scheduled for January 8, 2026.

On December 18, 2025, we received a letter from the Nasdaq Office of General Counsel notifying us that we have regained compliance with Listing Rule 5550(b)(1), the alternative $2.5 million minimum stockholders’ equity requirement to the MVLS requirement, and that we are now in compliance with all the applicable listing standards. Accordingly, the hearing was considered moot and cancelled, and Nasdaq has determined to continue the listing of our ADSs on The Nasdaq Capital Market.

Corporate Information

Kazia Therapeutics Limited (formerly Novogen Limited) was incorporated in Australia in 1994. The ADSs each representing 500 fully paid Ordinary Shares, are listed on the Nasdaq Capital Market under the symbol “KZIA”. The Depositary for the ADSs is The Bank of New York Mellon, 240 Greenwich Street, New York, NY 10286.

Our principal executive offices are located at Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia. Our telephone number is +61-2-9472-4101. Our corporate email address is info@kaziatherapeutics.com. Our website address is www.kaziatherapeutics.com. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part. Our agent for service of process in the United States is Vcorp Services, LLC, 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with “foreign private issuer” status. As long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation FD, which requires selective disclosure of material information;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, as long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, some investors may find the ADSs less attractive, which could result in a less active trading market for the ADSs or more volatility in the price of the ADSs.

THE OFFERING

Securities offered by the Selling Shareholders	This prospectus covers the resale of a total of up to 232,956 ADSs, representing up to 116,478,000 Ordinary Shares, which include 204,547 ADSs issuable upon the exercise of the Pre-Funded Warrants, from time to time after the registration statement that includes this prospectus is declared effective.

Terms of the offering	The Selling Shareholders, including their respective transferees, donees, pledgees or successors-in-interest, may sell, transfer or otherwise dispose of any or all of the ADSs offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the ADSs are traded or in private transactions. The ADSs may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” on page 47 of this prospectus.

The ADSs	Each ADS represents five hundred (500) Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Amended and Restated Deposit Agreement, dated as of June 13, 2016, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 2.1 to the Annual Report on Form 20-F filed by us with the SEC on October 27, 2016.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary for cancellation and withdrawal of the ordinary shares underlying your ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the section titled “Description of American Depositary Shares” of this prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the Selling Shareholders named herein, including their respective transferees, donees, pledgees or successors-in-interest. See “Selling Shareholders” of this prospectus for more information on the Selling Shareholders.

Use of proceeds

The Selling Shareholders will receive all of the proceeds from the sale of Offered ADSs for sale by it under this prospectus. We will not receive proceeds from the sale of the Offered ADSs by the Selling Shareholders. However, we may receive nominal proceeds from the exercise of the pre-funded warrants if the holders exercise the Pre-Funded Warrants for cash. See the section of this prospectus titled “Use of Proceeds.”

Plan of distribution	The Selling Shareholders, and any of their respective pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also resell the Offered ADSs to or through underwriters, broker- dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 47 of this prospectus for additional information on the methods of sale that may be used by the Selling Shareholders.

Risk factors	See “Risk Factors” of this prospectus and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	The ADSs are listed on the Nasdaq Capital Market under the symbol “KZIA.”

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2025, as filed with the SEC, and all other information contained in, or incorporated by reference in, this prospectus, as updated by those subsequent filings with the SEC under the Exchange Act, before making an investment decision. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business. Our business, financial condition and/or results of operations could be materially and adversely affected if any of these risks occur, and as a result the trading price of the ADSs could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to this Offering, Our Ordinary Shares, and the ADSs

The market price of the ADSs has been and will likely continue to be volatile and you could lose all or part of your investment.

The market price of the ADSs has been and may continue to be highly volatile and could be subject to large fluctuations in response to the risk factors discussed in this section, and others beyond our control, including the following:

•	unacceptable toxicity findings in animals or humans;

•	lack of efficacy in human trials at Phase II stage or beyond;

•	announcements of technological innovations by us and our competitors;

•	new products introduced or announced by us or our competitors;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate in the biotechnology, pharmaceutical and genomics industries;

•	changes in the market values of similar companies;

•	the liquidity of any market for our securities; and

•	additional sales by us of our securities.

In addition, equity markets in general and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies traded in those markets. Further changes in economic conditions in Australia, the U.S., EU, or globally, could impact our ability to grow profitably. Adverse economic changes are outside our control and may result in material adverse effects on our business or results of operations. These broad market and industry factors may materially affect the market price of the ADSs regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources.

If the market price of the ADSs falls and remains below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such ADSs as collateral for borrowing in margin accounts. This inability to use ADSs as collateral may depress demand as certain institutional investors are restricted from investing in securities priced below $5.00 and may lead to sales of such ADSs, creating downward pressure on and increased volatility in the market price of the ADSs.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our ADSs.

If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the minimum bid price requirement or the MVLS requirement, Nasdaq may take steps to delist our ADSs. Such a delisting would likely have a negative effect on the price of our ADSs and would impair the holders’ ability to sell or purchase our ADSs when they wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our ADSs to become listed again, stabilize the market price or improve the liquidity of our ADSs, prevent our ADSs from dropping below the minimum bid price requirement or prevent future non-compliance with the listing requirements of the Nasdaq Capital Market.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as holder of ADSs. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our shareholders. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships, collaborations, and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, technologies or our product candidates, or grant licenses on terms unfavorable to us.

Future sales or issuances of the ADSs in the public markets, or the perception of such sales, could depress the trading price of the ADSs.

The sale of a substantial number of shares or ADSs or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of the ADSs and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of the ADSs at any time in one or more separate offerings. We cannot predict the effect that future sales of ADSs or other equity-related securities would have on the market price of the ADSs.

You are reliant on the Depositary to exercise your voting rights and to receive distributions on ADSs and, as a result, you may be unable to exercise your voting rights on a timely basis or you may not receive certain distributions.

In certain circumstances, holders of ADSs may have limited rights relative to holders of Ordinary Shares. The rights of holders of ADSs with respect to the voting of Ordinary Shares and the right to receive certain distributions may be limited in certain respects by the Deposit Agreement among us, The Bank of New York Mellon as depositary and ADS holders from time to time. For example, although ADS holders are entitled under the Deposit Agreement, subject to any applicable provisions of Australian law and of our Constitution, to instruct the depositary as to the exercise of the voting rights pertaining to the Ordinary Shares represented by the ADSs, and the depositary has agreed that, if we asked it to solicit voting instructions, it will try, as far as practical, to vote the Ordinary Shares so represented in accordance with such instructions, ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the Ordinary Shares. This means that, from a practical point of view, the holders of ADSs may not be able to exercise their right to vote. Holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Ordinary Shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Ordinary Shares may be materially and adversely affected. In addition, under the Deposit Agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions. We have no obligation to take any action to permit distributions to holders of the ADSs. As a result, holders of ADSs may not receive distributions.

We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs.

We have not declared or paid any cash dividends on our Ordinary Shares since our inception and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our operations and growth. Therefore, you are not likely to receive any dividends on your ADSs for the foreseeable future and the success of an investment in the ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of the ADSs after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our shareholders have purchased them. Investors seeking cash dividends should consider not purchasing the ADSs.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of the Offered ADSs, including those issued or issuable upon exercise of the Pre-Funded Warrants. The Selling Shareholders will receive all net proceeds from the sale of the Offered ADSs covered by this prospectus.

We may receive nominal proceeds from the exercise of the Pre-Funded Warrants to the extent that such Pre-Funded Warrants are exercised for cash. If all of the Pre-Funded Warrants are exercised for cash in full, the proceeds would be approximately $20.45.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our Ordinary Shares. Dividends, if any, on our outstanding Ordinary Shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the Deposit Agreement, to the same extent as holders of our Ordinary Shares, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the Deposit Agreement. Any dividend we declare will be distributed by the depositary bank to the holders of ADSs, subject to the terms of the Deposit Agreement. See “Description of American Depositary Shares” in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025:

•	on an actual basis based upon an exchange rate of A$1.00 to US$0.6620 as published by the Reserve Bank of Australia on December 5, 2025;

•

on a pro forma basis, to give effect to the securities issued by us between July 1, 2025 and December 5, 2025 after deducting any fees and offering expenses, including (i) the sale of 14,204,500 Ordinary Shares and pre-funded warrants (the “August 2025 Pre-Funded Warrants”) to purchase up to 204,547 ADSs, at an aggregate purchase price of $2,049,992.34 pursuant to those certain Securities Purchase Agreements, each dated July 31, 2025 (the “August 2025 Securities Purchase Agreements”), (ii) the sale of 185,241 ADSs for an aggregate purchase price of $1,397,015.56 (after deducting offering expenses), pursuant to the At the Market Offering Agreement between us and Rodman & Renshaw LLC relating to the sale of ADSs in “at the market offerings,” (iii) the sale of 4,530,854,000 Ordinary Shares and Pre-Funded Warrants to purchase up to 938,490 ADSs, at an aggregate purchase price of $46,509,833.42 (after deducting placement agent’s fees and offering expenses) under the Securities Purchase Agreements and (iv) the issuance of the December 2025 Placement Agent Warrants to purchase 700,013 ADSs to the Placement Agent pursuant to the Placement Agency Agreement.

You should read this table in conjunction with the section titled “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus. The information in the table below has been calculated based upon an exchange rate of A$1.00 to US$0.6620, as published by the Reserve Bank of Australia on December 5, 2025.

	As of June 30, 2025 Actual (US$)(1)		Pro Forma (US$)(1)
Cash and cash equivalents	2,876,185		52,833,027
Equity:
Contributed equity	81,456,379		131,413,220
Reserves	2,051,993		2,051,993
Accumulated losses	(89,255,639)		(89,255,639)
Total equity	(5,747,268)		44,209,574
Total indebtedness	(251,708	)(2)	(251,708	)(2)
Total capitalization	(5,998,976)		43,957,866

(1)	The information in this column has been calculated based upon an exchange rate of A$1.00 to US$0.6620, as published by the Reserve Bank of Australia on December 5, 2025.
(2)

As of June 30, 2025, we had A$396 thousand of borrowing which related to the annual insurance renewal program. An offsetting prepayment of insurance invoices is included in Prepayments, as described in Note 10-Other Current Assets to our consolidated financial statements for the year ended June 30, 2025 appearing in our annual report on Form 20-F filed on November 7, 2025, as incorporated by reference in this prospectus. As such, such borrowings were excluded from our total indebtedness presented in the table above.

DESCRIPTION OF SHARE CAPITAL

General

We are a public corporation registered under the Australian Corporations Act 2001 (Cth) (“Corporations Act”). Our corporate affairs are principally governed by our Constitution, the Corporations Act and Nasdaq Marketplace Rules. Our ADSs trade on Nasdaq.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law as further discussed under the section titled “Our Constitution” below.

Subject to restrictions on the issue of securities under our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our Ordinary Shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

As of December 5, 2025, we had (i) 5,448,154,734 Ordinary Shares outstanding, (ii) outstanding options to purchase up to 34,550,000 Ordinary Shares, and (iii) outstanding warrants to purchase an aggregate of 423,894,860 Ordinary Shares, including the Alumni Warrant (as defined below) to purchase a variable number of Ordinary Shares in the form of ADSs based on the number of Ordinary Shares outstanding as of the date of exercise. On December 9, 2025, the remaining portion of the Alumni Warrant was exercised via a cashless transaction to purchase 439,682 ADSs, representing 219,841,000 Ordinary Shares.

Changes to Our Share Capital

Since January 1, 2022, the following changes have been made to our ordinary share capital:

•	On February 1, 2022, we issued 500,000 options at an exercise price of A$0.94 per option to employees under our employee share option plan;

•	On February 1, 2022, we issued 800,000 options at an exercise price of A$0.94 per option to employees under our employee share option plan;

•	On May 5, 2022, we issued 1,855,357 ordinary shares due to the conversion of the Triaxial convertible note triggered by completion of phase II paxalisib trial announced to ASX on April 21, 2022;

•	On May 24, 2022, we issued 100,000 options at an exercise price of A$0.78 per option to employees under our employee share option plan;

•	On May 24, 2022, we issued 10,000 ordinary shares at a price of A$0.826 per share under our ATM facility raising A$8,256 before transaction costs;

•	On June 2, 2022, we issued 10,000 ordinary shares at a price of A$0.802 per share under our ATM facility raising A$8,025 before transaction costs;

•	On June 6, 2022, we issued 88,710 ordinary shares at a price of A$0.837 per share under our ATM facility raising A$74,258 before transaction costs;

•	On June 9, 2022, we issued 603,500 ordinary shares at a price of A$0.84 per share under our ATM facility raising A$507,035 before transaction costs;

•	On June 14, 2022, we issued 75,940 ordinary shares at a price of A$0.824 per share under our ATM facility raising A$62,583 before transaction costs;

•	On June 15, 2022, we issued 2,000 ordinary shares at a price of A$0.83 per share under our ATM facility raising A$1,661 before transaction costs;

•	On June 20, 2022, we issued 4,072,660 ordinary shares at a price of A$0.869 per share under our ATM facility raising A$3,540,403 before transaction costs;

•	On July 7, 2022, we issued 573,370 ordinary shares at a price of A$0.7102 per share under our ATM facility raising A$407,201 before transaction costs;

•	On August 8, 2022, we issued 8,561,490 ordinary shares at a price of A$0.3316 per share under our ATM facility raising A$2,839,346 before transaction costs;

•	On August 9, 2022, we issued 10,000 ordinary shares at a price of A$0.2723 per share under our ATM facility raising A$2,723 before transaction costs;

•	On August 10, 2022, we issued 158,020 ordinary shares at a price of A$0.2465 per share under our ATM facility raising A$38,949 before transaction costs;

•	On August 11, 2022, we issued 330,960 ordinary shares at a price of A$0.2413 per share under our ATM facility raising A$79,868 before transaction costs;

•	On August 12, 2022, we issued 1,247,440 ordinary shares at a price of A$0.2469 per share under our ATM facility raising A$308,050 before transaction costs;

•	On September 12, 2022, we issued 651,030 ordinary shares at a price of A$0.2211 per share under our ATM facility raising A$143,964 before transaction costs;

•	On September 13, 2022, we issued 28,350 ordinary shares at a price of A$0.2187 per share under our ATM facility raising A$6,200 before transaction costs;

•	On September 14, 2022, we issued 60,000 ordinary shares to the Scientific Advisory Board;

•	On October 7, 2022, we issued 736,760 ordinary shares at a price of A$0.1789 per share under our ATM facility raising A$131,797 before transaction costs;

•	On October 28, 2022, we issued 12,296,180 ordinary shares at a price of A$0.1865 per share under our ATM facility raising A$2,293,288 before transaction costs;

•	On January 11, 2023, we issued 20,000 ordinary shares at a price of A$0.1380 per share under our ATM facility raising A$2,761 before transaction costs;

•	On January 16, 2023, we issued 25,387,018 ordinary shares at a price of A$0.11 per share in a professional and sophisticated investors placement raising A$2,792,572 before transaction costs;

•	On February 28, 2023, we issued 15,522,075 ordinary shares at a price of A$0.11 per share in a professional and sophisticated investors placement raising A$1,707,428 before transaction costs;

•	On March 3, 2023, we issued 3,930,000 ordinary options at an exercise price of A$0.15 per option to employees under our employee share option plan.

•	On March 3, 2023, we issued 23,691,045 ordinary shares at a price of A$0.11 per share in a share placement plan to existing eligible shareholders raising A$2,606,000 before transaction costs;

•	On May 3, 2023, we issued 4,000,000 ordinary options at an exercise price of A$0.187 per option to employees under our employee share option plan.

•	On July 6, 2023, we issued 8,148,140 ordinary shares at a price of A$0.1856 per share under our ATM facility raising A$1,512,522 before transaction costs.

•	On July 7, 2023, we issued 157,120 ordinary shares at a price of A$0.1647 per share under our ATM facility raising A$25,877 before transaction costs.

•	On August 3, 2023, we issued 15,000 ordinary shares at a price of A$0.1679 per share under our ATM facility raising A$2,519 before transaction costs.

•	On November 29, 2023, we issued 1,066,070 ordinary shares at a price of A$0.1006 per share under our ATM facility raising A$107,268 before transaction costs.

•

On December 5, 2023, we issued 26,200,000 ordinary shares in the form of ADSs at a price of US$0.45 per ADS and pre-funded warrants to purchase up to 1,824,445 ADSs representing 18,244,450 ordinary shares at a price of US$0.44 per pre-funded warrant with an exercise price of $0.01 per ADS in a registered direct offering for an aggregate consideration of approximately US$2 million.

•

On December 5, 2023, we issued unregistered warrants to purchase up to 4,444,445 ADSs representing 44,444,450 ordinary shares at an exercise price of US$0.583 per ADS in a private placement for an aggregate consideration of approximately US$2.6 million.

•

On December 5, 2023, we issued placement agent warrants to purchase up to 311,111 ADSs representing 3,111,110 ordinary shares at an exercise price of US$0.5625 per ADS pursuant to that certain engagement letter (the “Engagement Letter”) dated August 14, 2023 between us and H.C. Wainwright & Co., LLC (“Wainwright).

•	On February 13, 2024, we issued 25,910 ordinary shares at a price of A$0.0466 per share under our ATM facility raising A$1,207 before transaction costs.

•	On February 14, 2024, we issued 319,650 ordinary shares at a price of A$0.0464 per share under our ATM facility raising A$14,834 before transaction costs.

•	On February 15, 2024, we issued 2,195,980 ordinary shares at a price of A$0.0468 per share under our ATM facility raising A$102,825 before transaction costs.

•	On February 18, 2024, we issued 205,260 ordinary shares at a price of A$0.0614 per share under our ATM facility raising A$12,597 before transaction costs.

•	On February 21, 2024, we issued 18,244,450 ordinary shares in the form of ADSs at an exercise price of US$0.01 per ADS in connection with the exercise of a warrant.

•	On February 21, 2024, we issued 8,626,580 ordinary shares at a price of A$0.0595 per share under our ATM facility raising A$513,584 before transaction costs.

•	On February 22, 2024, we issued 316,540 ordinary shares at a price of A$0.0461 per share under our ATM facility raising A$14,584 before transaction costs.

•	On February 25, 2024, we issued 304,860 ordinary shares at a price of A$0.0464 per share under our ATM facility raising A$14,147 before transaction costs.

•	On February 26, 2024, we issued 250,000 ordinary shares at a price of A$0.0460 per share under our ATM facility raising A$11,502 before transaction costs.

•	On May 1, 2024, we issued 2,112,560 ordinary shares at a price of A$0.0478 per share under our ATM facility raising A$100,961 before transaction costs.

•	On May 2, 2024, we issued 375,410 ordinary shares at a price of A$0.0457 per share under our ATM facility raising A$17,147 before transaction costs.

•	On May 3, 2024, we issued 288,900 ordinary shares at a price of A$0.0469 per share under our ATM facility raising A$13,544 before transaction costs.

•	On May 7, 2024, we issued 790,100 ordinary shares at a price of A$0.0456 per share under our ATM facility raising A$36,024 before transaction costs.

•	On May 10, 2024, we issued 20,000 ordinary shares at a price of A$0.0455 per share under our ATM facility raising A$910 before transaction costs.

•	On May 16, 2024, we issued 242,170 ordinary shares at a price of A$0.0450 per share under our ATM facility raising A$10,891 before transaction costs.

•	On June 19, 2024, we issued 5,916,970 ordinary shares represented by 591,697 ADSs as repayment of a promissory note.

•	On June 24, 2024, we issued 29,000,000 ordinary shares at a price of A$0.0268 per share under our Equity Line of Credit facility raising A$776,031 before transaction costs.

•	On July 11, 2024, we issued 14,400,000 ordinary shares at a price of A$0.1534 per share under our ATM facility raising A$2,209,677 before transaction costs.

•	On July 12, 2024, we issued 25,786,480 ordinary shares represented by 2,578,648 ADSs pursuant to a warrant exercise for US$0.1939 per ADSs.

•	On July 12, 2024, we issued 11,000,000 ordinary shares represented by 1,100,000 ADSs pursuant to a warrant exercise for US$0.27 per ADSs.

•	On July 12, 2024, we issued 5,488,230 ordinary shares at a price of A$0.1445 per share under our ATM facility raising A$792,915 before transaction costs.

•	On July 17, 2024, we issued 4,177,340 ordinary shares at a price of A$0.1075 per share under our ATM facility raising A$449,260 before transaction costs.

•	On July 22, 2024, we issued 15,000,000 ordinary shares at a price of A$0.0542 per share under our Equity Line of Credit facility raising A$816,373 before transaction costs.

•	On August 8, 2024, we issued 2,061,820 ordinary shares at a price of A$0.0624 per share under our ATM facility raising A$128,633 before transaction costs.

•	On August 12, 2024, we issued 408,270 ordinary shares at a price of A$0.0641 per share under our ATM facility raising A$26,172 before transaction costs.

•	On August 13, 2024, we issued 2,283,350 ordinary shares at a price of A$0.0617 per share under our ATM facility raising A$140,884 before transaction costs.

•	On August 14, 2024, we issued 8,660 ordinary shares at a price of A$0.0606 per share under our ATM facility raising A$525 before transaction costs.

•	On August 27, 2024, we issued 5,250,000 ordinary shares at a price of A$0.0616 per share under our ATM facility raising A$323,403 before transaction costs.

•	On August 28, 2024, we issued 308,700 ordinary shares at a price of A$0.0591 per share under our ATM facility raising A$18,242 before transaction costs.

•	On August 30, 2024, we issued 3,000,000 ordinary shares at a price of A$0.0616 per share under our ATM facility raising A$184,690 before transaction costs.

•	On September 3, 2024, we issued 837,030 ordinary shares at a price of A$0.0638 per share under our ATM facility raising A$53,439 before transaction costs.

•	On September 12, 2024, we issued 16,049,020 ordinary shares at a price of A$0.0554 per share under our ATM facility raising A$889,682 before transaction costs.

•	On September 13, 2024, we issued 2,503,820 ordinary shares at a price of A$0.0552 per share under our ATM facility raising A$130,741 before transaction costs.

•	On November 22, 2024, we issued 442,400 ordinary shares at a price of A$0.0891 per share under our ATM facility raising A$39,420 before transaction costs.

•	On November 25, 2024, we issued 185,100 ordinary shares at a price of A$0.0881 per share under our ATM facility raising A$16,312 before transaction costs.

•	On November 26, 2024, we issued 262,200 ordinary shares at a price of A$0.0848 per share under our ATM facility raising A$22,240 before transaction costs.

•	On November 27, 2024, we issued 896,700 ordinary shares at a price of A$0.0858 per share under our ATM facility raising A$76,970 before transaction costs.

•	On November 29, 2024, we issued 364,700 ordinary shares at a price of A$0.0818 per share under our ATM facility raising A$29,832 before transaction costs.

•	On December 2, 2024, we issued 2,926,100 ordinary shares at a price of A$0.0778 per share under our ATM facility raising A$227,709 before transaction costs.

•	On December 3, 2024, we issued 403,300 ordinary shares at a price of A$0.0787 per share under our ATM facility raising A$31,754 before transaction costs.

•	On December 4, 2024, we issued 460,800 ordinary shares at a price of A$0.0781 per share under our ATM facility raising A$36,012 before transaction costs.

•	On December 9, 2024, we issued 142,200 ordinary shares at a price of A$0.0665 per share under our ATM facility raising A$9,464 before transaction costs.

•	On December 10, 2024, we issued 522,100 ordinary shares at a price of A$0.0631 per share under our ATM facility raising A$32,938 before transaction costs.

•	On December 13, 2024, we issued 15,000,000 ordinary shares at a price of A$0.0537 per share under our Equity Line of Credit facility raising A$804,870 before transaction costs.

•	On December 16, 2024, we issued 6,421,800 ordinary shares at a price of A$0.0596 per share under our ATM facility raising A$382,576 before transaction costs.

•	On December 19, 2024, we issued 20,000,000 ordinary shares at a price of A$0.0437 per share under our Equity Line of Credit facility raising A$804,870 before transaction costs.

•	On December 31, 2024, we issued 4,000,000 ordinary shares at a price of A$0.0322 per share under our ATM facility raising A$128,729 before transaction costs.

•	On January 2, 2025, we issued 2,939,500 ordinary shares at a price of A$0.0292 per share under our ATM facility raising A$85,921 before transaction costs.

•	On January 3, 2025, we issued 10,668,100 ordinary shares at a price of A$0.0286 per share under our ATM facility raising A$305,565 before transaction costs.

•	On January 6, 2025, we issued 2,453,900 ordinary shares at a price of A$0.0289 per share under our ATM facility raising A$70,828 before transaction costs.

•

On January 14, 2025, we issued (i) 55,344,000 ordinary shares in the form of ADSs at a price of A$0.0242 per ADS and pre-funded warrants to purchase up to 779,893 ADSs representing 77,989,300 ordinary shares at a price of US$1.4999 per pre-funded warrant with an exercise price of $0.0001 per ADS in a registered direct offering for an aggregate consideration of approximately A$1,341,348, (ii) unregistered Ordinary Warrants to purchase up to 1,333,333 ADSs representing 133,333,300 ordinary shares at an exercise price of US$1.5 per ADS in a concurrent private placement, and (iii) unregistered placement agent warrants to purchase up to 40,000 ADSs representing 4,000,000 ordinary shares at an exercise price of US$1.50 per ADS.

•	On February 6, 2025, we issued 60,000,000 ordinary shares at a price of A$0.0153 per share under our Equity Line of Credit facility raising A$917,450 before transaction costs.

•	On May 1, 2025, we issued 15,000,000 ordinary shares at a price of A$0.0094 per share under our Equity Line of Credit facility raising A$141,489 before transaction costs.

•	On June 5, 2025, we issued 32,500,000 ordinary shares at a price of A$.01550 per share under our Equity Line of Credit facility raising A$504,043 before transaction costs.

•	On June 11, 2025, we issued 35,000,000 ordinary shares at a price of A$.0280 per share under our Equity Line of Credit facility raising A$979,179 before transaction costs.

•	On June 17, 2025, we issued 30,000,000 ordinary shares at a price of A$.0200 per share under our Equity Line of Credit facility raising A$599,674 before transaction costs.

•	On July 25, 2025, we issued 1,057,000 ordinary shares pursuant to the partial exercise of the January 2025 Placement Agent Warrants (as defined below) in a cashless transaction.

•

On August 4, 2025, we issued (i) 14,204,500 ordinary shares at a purchase price of $0.0176 per share, and (ii) the Pre-Funded Warrants to purchase up to 204,547 ADSs, each ADS representing five hundred ordinary shares, at a purchase price of $8.7999 per Pre-Funded Warrant. Each Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 per ADS underlying the Pre-Funded Warrant.

•	On August 19, 2025, we issued 650,000 ordinary shares at a price of A$0.0229 per share under our ATM facility raising A$14,869 before transaction costs.

•	On August 26, 2025, we issued 1,382,500 ordinary shares at a price of A$0.0255 per share under our ATM facility raising A$35,243 before transaction costs.

•	On September 11, 2025, we issued 8,576,000 ordinary shares at a price of A$0.0255 per share under our ATM facility raising A$219,008 before transaction costs.

•	On October 2, 2025, we issued 82,012,000 Ordinary Shares at a price of A$0.0234 per share under our ATM facility raising A$1,863,966.30 before transaction costs.

•

On December 3, 2025, we issued (i) 4,530,854,000 Ordinary Shares and (ii) pre-funded warrants to purchase up to 938,490 ADSs, at a purchase price of $4.9999 per pre-funded warrant in a private placement. Each pre-funded warrant is exercisable for one ADS at an exercise price of $0.0001 per ADS underlying the pre-funded warrant, is immediately exercisable, and will expire when exercised in full. We also issued to the Placement Agent the December 2025 Placement Agent Warrants to purchase up to 700,013 ADSs. The December 2025 Placement Agent Warrants have an exercise price equal to $7.50 per ADS and are exercisable commencing on the date that is 180 days after December 2, 2025 and will expire 5 years from December 2, 2025.

•	On December 10, 2025, we issued 219,841,000 Ordinary Shares pursuant to the exercise of the remaining Alumni Warrant in a cashless transaction.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Kazia. Our Constitution is subject to the terms of the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders, of which this prospectus forms a part.

Interested Directors

Subject to the Corporations Act, neither a director nor that director’s alternate may vote in respect of any contract or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest. Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of any material personal interest, and prohibits directors from voting on matters in which they have a material personal interest or being present while such matter is being considered at the board meeting. In addition, the Corporations Act requires shareholder approval of any provision of related party benefits to our directors.

Directors’ Compensation

Our directors are paid remuneration for their services as directors (but excluding any remuneration payable to a director under any executive services contract with us or one of our related bodies corporate) which is determined in a general meeting of shareholders. The aggregate, fixed sum for directors’ remuneration is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The fixed sum remuneration for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. In addition, executive directors may be paid remuneration as determined by the directors from time to time and, including as a salary, commission or participation in profits and/or subject to the Corporations Act by the issue of shares, options to acquire shares or performance rights or other incentives (or a combination of any of these methods of remuneration).

Fees payable to our non-executive directors must be by way of a fixed sum and not by way of a commission on or a percentage of profits. Remuneration paid to our executive directors must also not include a commission or percentage of operating revenue.

Pursuant to our Constitution, if, at our board’s request, any director performs extra services or makes special exertions, Kazia may remunerate that director by paying for those services and exertions.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for all other travelling, accommodation and other expenses incurred by the directors in attending and returning from general meetings, board meetings, committee meetings or otherwise in connection with our business.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money or obtain other financial accommodation for Company purposes, and may grant security for the repayment of that sum or sums or the payment, performance or fulfilment of any debts, liabilities, contracts or obligations incurred or undertaken by the Company in any manner and on any terms and conditions as our board thinks fit.

Retirement of Directors

A director, other than a director who is the Managing Director, must retire from office at the conclusion of three years or following the third annual general meeting after which the director was elected, whichever is longer. If no director is required to retire at an annual general meeting, then the director to retire will be the director who has been longest in office since last being elected. Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights and Restrictions on Classes of Shares

The rights attaching to our Ordinary Shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with any preferential, deferred or special rights, privileges or conditions or with any restriction (whether in relation to dividends, voting, return of share capital or otherwise) as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act, we may issue further shares on such terms and conditions as our board of directors resolves.

Dividend Rights

Subject to our Constitution and the Corporations Act, our board of directors may from time to time determine to pay and declare dividends to shareholders. Except as otherwise provided by law, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution.

Voting Rights

Under our Constitution, the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are generally not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting. Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary to vote the number of deposited Ordinary Shares their ADSs represent in accordance with the underlying deposit agreement.

Right to Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the Corporations Act and our Constitution.

Rights to Share in the Surplus in the Event of Winding Up

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our winding up, subject to the rights attaching to a class of shares, the Constitution and the Corporations Act.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to Ordinary Shares. Under our Constitution, any preference shares may be issued on the terms that they are, or may at the option of Kazia or the holder be, liable to be redeemed or converted into Ordinary Shares.

Variation or Cancellation of Share Rights

Subject to the Corporations Act and the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled by either:

•	a special resolution passed by members holding shares in the class; or

•	the written consent of members with at least 75% of the shares in the class.

Directors May Make Calls

Our Constitution provides that our directors may make calls on a shareholder for all monies unpaid on shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Section 249D of the Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. Further, section 249F of the Corporations Act permits shareholders with at least 5% of the votes that may be cast at a general meeting to call, and arrange to hold, a general meeting provided that the members calling such meeting pay the expenses of calling and holding the meeting. Notice of the proposed meeting of our shareholders is required at least 21 days prior to such meeting under the Corporations Act.

Foreign Ownership Regulation

Our Constitution does not impose specific limitations on the rights of non-residents to own securities. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Foreign Acquisitions and Takeovers Regulation 2015 (Cth) (together, the “Foreign Takeovers Laws”), which generally apply to acquisitions or proposed acquisitions:

•

by a foreign person (as defined under the Foreign Takeovers Laws) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and

•

by non-associated foreign persons that would result in such foreign persons having an aggregate interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company, where the Australian company is valued above the monetary threshold prescribed by Foreign Takeovers Laws, or where the investor is a foreign government investor (as defined under the Foreign Takeovers Laws) acquiring a direct interest (10% or more) in an Australian company regardless of a monetary threshold.

However, in general terms, any such review or approval under the Foreign Takeovers Laws will only be required if the foreign acquirer is a U.S. entity or an entity from certain other countries and the value of the total assets of the Australian company or the value of the total issued securities of the Australian company is more than A$1,464 million, unless that company operates in certain sensitive industries. Exemptions do not generally apply to investments (regardless of the monetary value) by foreign persons if the Australian company is a national security business or investments in any such company by foreign governments and their associated entities.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to Australia’s national interest or national security. If a foreign person acquires shares, assets or an interest in shares or assets in an Australian company in contravention of the Foreign Takeovers Laws, the Australian Federal Treasurer may make a range of orders including an order the divestiture of such person’s shares or interest in shares in that Australian company. Further, breaches of the Foreign Takeovers Laws may result in significant fines or court ordered civil and criminal penalties, including imprisonment and substantial monetary penalties.

Ownership Threshold

There are no specific provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. As we are also a U.S. public company, our shareholders are also subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and give any person a call or option over any shares on any terms, with preferential, deferred or special rights, privileges or conditions or with any restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital in any manner (provided that the reduction is fair and reasonable to our shareholders as a whole, does not materially prejudice our ability to pay creditors and obtains the necessary shareholder approval) or buy back our Ordinary Shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of Australian public companies, such as Kazia, are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s “voting power” (being the person’s relevant interests plus those of its associates) in Kazia’s issued shares increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90% (“Takeovers Prohibition”), subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

•	is the holder of the securities or the holder of an ADS over the shares;

•	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time:

•	a person has a relevant interest in issued securities; and

•	the person has:

•	entered or enters into an agreement with another person with respect to the securities;

•

given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition); or

•	granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; and

•	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised,

then the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the Takeovers Prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•	when the acquisition has been previously approved by shareholders of Kazia by resolution passed at general meeting;

•

an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Kazia of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Kazia more than three percentage points higher than they had six months before the acquisition;

•	when the acquisition results from the issue of securities under a pro rata rights issue;

•	when the acquisition results from the issue of securities under a dividend reinvestment scheme or bonus share plan;

•	when the acquisition results from the issue of securities under certain underwriting arrangements;

•	when the acquisition results from the issue of securities through a will or through operation of law;

•

an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a foreign market approved by the Australian Securities and Investments Commission (“ASIC”); or;

•	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. The ASIC and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions or other circumstances deemed to be unacceptable (whether or not they involve a breach of the takeover provisions), including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 500 Ordinary Shares (or a right to receive 500 Ordinary Shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS may also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either:

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directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System; or

•	indirectly by holding a security entitlement in ADSs through your broker or other financial institution.

If you hold ADSs directly, you are a registered ADS holder (“ADS holder”). This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System (“DRS”), is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement among us, the depositary and you, as an ADS holder, and all other persons directly or indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the Deposit Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the Deposit Agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the Deposit Agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent reasonably practicable and permitted under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for such rights.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf all in accordance with your instructions. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

•

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another legal, fair and practical method. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by you at the office of the custodian. In the alternative, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited Ordinary Shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date established by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares underlying the ADSs. However, you may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities represented by your ADSs as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Ordinary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your Ordinary Shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Ordinary Shares or ADS holders must pay the depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

Persons depositing or withdrawing Ordinary Shares or ADS holders must pay the depositary:	For:

$.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to you.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from you, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Reclassify, split up or consolidate any of the deposited securities • Distribute securities in respect of deposited shares that are not distributed to you	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary may initiate termination of the Deposit Agreement if at any time 60 days shall have expired after the depositary delivered to us a written resignation notice and a successor depositary has not been appointed and accepted its appointment, an insolvency event or delisting event occurs, or a termination option event has occurred or will occur. If termination of the Deposit Agreement is initiated, the depositary shall deliver a notice of termination to you setting a date for termination, which shall be at least 90 days after the date of that notice, and the deposit agreement shall terminate on that date. After termination, the depositary and its agents will do the following under the deposit agreement (but nothing else):

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

At any time after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to indemnify the relevant persons under the deposit agreement and to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System (“Profile”), will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership may be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

We may from time to time request ADS holders to provide information as to the capacity in they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

SELLING SHAREHOLDERS

August 2025 Private Placement

On July 31, 2025, we entered into the Securities Purchase Agreements with the Selling Shareholders in connection with a private placement of equity securities (the “Private Placement”). Pursuant to the Securities Purchase Agreements, we agreed to offer and sell in the Private Placement to the Selling Shareholders (i) 14,204,500 Ordinary Shares (such Ordinary Shares offered and sold in the Private Placement, the “Shares”), at a purchase price of $0.0176 per Share, and (ii) Pre-Funded Warrants to purchase up to 204,547 ADSs, each ADS representing five hundred Ordinary Shares, at a purchase price of $8.7999 per Pre-Funded Warrant. Each Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 per ADS underlying the Pre-Funded Warrant, is immediately exercisable, and will expire when exercised in full. The ADSs issued or issuable underlying the Pre-Funded Warrants are herein referred to as “the Pre-Funded Warrant ADSs.”

The Shares and Pre-Funded Warrants were offered and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. Pursuant to the Securities Purchase Agreements, we agreed, among other things, to file a registration statement with the SEC for purposes of registering the resale of the Shares, the ADSs representing the Shares, the Pre-Funded Warrant ADSs and the Ordinary Shares issued and issuable upon exercise of the Pre-Funded Warrants as soon as practicable (and in any event within twenty (60) calendar days of the closing of the Private Placement) (the “Resale Registration Statement”). We shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing and to keep the Resale Registration Statement effective at all times until such Selling Shareholders ceases to own any Shares, ADSs representing the Shares, Pre-Funded Warrants, Pre-Funded Warrant ADSs or the Ordinary Shares issued and issuable upon exercise thereof.

We are registering the resale by the Selling Shareholders of the Offered ADSs in order to permit the holders of the Shares to offer such ADSs representing the Shares for resale and to permit the holders of the Pre-Funded Warrants to offer the Pre-Funded Warrants ADSs for resale, from time to time, pursuant to this prospectus. The holders of the Pre-Funded Warrants may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Relationships with the Selling Shareholders

Alumni ELOC Purchase Agreement

On April 19, 2024, we entered into a purchase agreement (the “Purchase Agreement”) with Alumni Capital LP, pursuant to which we may sell to Alumni Capital LP up to $15,000,000 (the “Investment Amount”) of ADSs, representing fully paid ordinary shares (the “Purchase Notice Securities”), from time to time during the term of the Purchase Agreement. In consideration for Alumni Capital LP’s execution and delivery of the Purchase Agreement, we issued a warrant (the “Alumni Warrant”) to Alumni Capital LP, valid for a term of three (3) years, entitling Alumni Capital LP to purchase ADSs (the “Warrant ADSs”) with a value (calculated based on the then-current ADS to ordinary share ratio) equal to five percent (5%) of the Investment Amount. The Alumni Warrant exercise price is variable and is equal to $6,000,000 divided by the number of outstanding ordinary shares as of the time of exercise, multiplied by the then-current ADS to ordinary shares ratio. On April 19, 2024, the exercise price was $0.204. Alumni Capital LP may exercise the Alumni Warrant on a cashless basis if we do not maintain an effective registration statement for the resale of the Warrant ADSs. Pursuant to the Purchase Agreement, we also agreed to file a registration statement with the SEC, covering the resale of the ADSs issued or sold to Alumni Capital LP under the Purchase Agreement under the Securities Act. On May 29, 2024, we filed such registration statement on Form F-1 with the SEC, which was declared effective by the SEC on June 4, 2025 (the “Commencement Date”).

We shall have no right to issue any Purchase Notice Securities and Alumni Capital LP shall have no obligation to purchase any Purchase Notice Securities if the issuance of the underlying ordinary shares underlying such Purchase Notice Securities would result in Alumni Capital LP and its associates holding more than 19.9% of our outstanding ordinary shares (the “Exchange Cap”), unless we obtain shareholder approval to issue ADSs in excess of the Exchange Cap.

Beginning on the Commencement Date and until December 31, 2025, under the terms and subject to the conditions of the Purchase Agreement, from time to time, at our discretion, we have the right, but not the obligation, to issue to Alumni Capital LP, and Alumni Capital LP is obligated to purchase, the Purchase Notice Securities, subject to certain limitations set forth in the Purchase Agreement. Specifically, from time to time, from and after the Commencement Date, we may, at our discretion, direct Alumni Capital LP to purchase on any single business day no greater than $500,000 in ADSs ($1,000,000 for the initial purchase thereunder), unless waived upon mutual discretion between us and Alumni Capital LP, up to an amount no greater than $2,500,000. The purchase price in respect of any purchase notice shall equal the lowest traded price of the ADSs during the five business days prior to the closing of any purchase thereunder, multiplied by 95% (90% for the initial purchase pursuant to the Purchase Agreement).

The Purchase Agreement also prohibits us from directing Alumni Capital LP to purchase any ADSs if those ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by Alumni Capital LP and its affiliates, would result in Alumni Capital LP and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding ordinary shares.

The Purchase Agreement will automatically terminate on the earlier of (i) December 31, 2025; or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Purchase Agreement), we commence a voluntary case or any person commences a proceeding against us, a Bankruptcy Custodian (as defined in the Purchase Agreement) is appointed for us or for all or substantially all of its property or we make a general assignment for the benefit of our creditors. The Purchase Agreement does not include any of the following: (i) limitations on our use of amounts it receives as the purchase price for the ADSs sold to Alumni Capital LP; (ii) financial or business covenants; (iii) restrictions on future financings (other than restrictions on its ability to enter into other equity line of credit transactions or transactions that are similar thereto); (iv) rights of first refusal; or (v) participation rights or penalties.

January 2025 Registered Direct Offering and Concurrent Private Placement

On January 10, 2025, we entered into a securities purchase agreement with Alumni Capital LP (“Alumni January 2025 Purchase Agreement”), pursuant to which we issued and sold (A) in a registered direct offering (the “January 2025 Offering”), 553,440 ADSs and pre-funded warrants to purchase up to 779,893 ADSs, and (B) in a concurrent private placement, the ordinary warrants to purchase up to 1,333,333 ADSs, which have an exercise price of $1.5 per ADS, are exercisable immediately and will expire on July 14, 2030 (such ordinary warrants, the “Ordinary Warrants”).

The issuance of the Ordinary Warrants described above was exempt from the registration requirements of the Securities Act, pursuant to an exemption provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Alumni January 2025 Purchase Agreement with Alumni Capital LP, we agreed, among other things, to file a registration statement with the SEC for purposes of registering the resale of the ADSs issuable upon exercise of the Ordinary Warrants as soon as practicable (and in any event within twenty (20) calendar days of the date of the Alumni January 2025 Purchase Agreement) and to keep such registration statement effective until such time as Alumni Capital LP, its successors and assigns, as applicable, no longer own any Ordinary Warrants or the ADSs issuable upon exercise thereof. On January 30, 2025 we filed such registration statement on Form F-1 with the SEC, which was declared effective by the SEC on February 5, 2025.

December 2025 Private Placement

On December 2, 2025, we entered into the December 2025 Securities Purchase Agreements with the Purchasers in connection with the December 2025 Private Placement. Pursuant to the December 2025 Securities Purchase Agreements, we agreed to offer and sell in the December 2025 Private Placement to the Purchasers (i) 4,530,854,000 December 2025 Shares and (ii) December 2025 Pre-Funded Warrants to purchase up to 938,490 ADSs, each ADS representing five hundred Ordinary Shares, at a purchase price of $4.9999 per December 2025 Pre-Funded Warrant. Each December 2025 Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 per ADS underlying the December 2025 Pre-Funded Warrant, is immediately exercisable, and will expire when exercised in full. The ADSs issued or issuable underlying the December 2025 Pre-Funded Warrants are herein referred to as “the December 2025 Pre-Funded Warrant ADSs.” Each of Alumni Capital LP and Pointillist Global Macro Series of Pointillist Partners, LLC participated in the December 2025 Private Placement.

On December 2, 2025, we also entered into the Placement Agency Agreement with the Placement Agent, pursuant to which we issued to the Placement Agent warrants to purchase up to 700,013 ADSs at a purchase price of $7.50 per warrant.

The December 2025 Shares and December 2025 Pre-Funded Warrants were offered and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. Pursuant to the December 2025 Securities Purchase Agreements, we agreed, among other things, to file a registration statement with the SEC for purposes of registering the resale of the December 2025 Shares, the ADSs representing the December 2025 Shares, the December 2025 Pre-Funded Warrant ADSs and the Ordinary Shares issued and issuable upon exercise of the December 2025 Pre-Funded Warrants as soon as practicable (and in any event within thirty (30) calendar days of the closing of the December 2025 Private Placement). We shall use commercially reasonable efforts to cause such resale reregistration statement to become effective as soon as reasonably practicable after the filing and in any event on or before the 45th calendar day following the filing date of the resale reregistration statement (or, in the event of a “full review” by the SEC, the 60th calendar day following the filing date of the resale reregistration statement) and to keep the resale reregistration statement effective at all times until such Purchasers ceases to own any December 2025 Shares, ADSs representing the December 2025 Shares, December 2025 Pre-Funded Warrants, December 2025 Pre-Funded Warrant ADSs or the Ordinary Shares issued and issuable upon exercise thereof.

Except as described above and elsewhere in this prospectus and the documents incorporated by reference into this prospectus, the Selling Shareholders have not had any material relationship with us within the past three years.

Information About Selling Shareholders Offering

We are registering the resale by the Selling Shareholders of the Offered ADSs in order to permit the holders of the Shares to offer such ADSs representing the Shares for resale and to permit the holders of the Pre-Funded Warrants to offer the Pre-Funded Warrants ADSs for resale, from time to time, pursuant to this prospectus. The holders of the Pre-Funded Warrants may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the Selling Shareholders, we are referring to the ADSs representing the Shares and the ADSs issued or issuable upon cash exercise of the Pre-Funded Warrants, and when we refer to the Selling Shareholders in this prospectus we are referring to the Selling Shareholders identified below, and, as applicable, permitted transferees or other successors-in-interest of the Selling Shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by each Selling Shareholder. The second column lists the number of ADSs beneficially owned by each Selling shareholder, based on its beneficial ownership of the Offered ADSs, as of December 11, 2025, assuming the full exercise of the Pre-Funded Warrants held by such Selling Shareholder on that date, without regard to any limitations on the exercise of the Pre-Funded Warrants. The fourth column lists the maximum number of ADSs being offered in this prospectus by each Selling Shareholder, issuable upon exercise of the Warrants, without regard to any limitations on the exercise of the Pre-Funded Warrants. The fifth and sixth columns list the number of ADSs beneficially owned after the offering of the Offered ADSs and the percentage of outstanding ADSs, assuming in both cases the exercise of the Pre-Funded Warrants held by each Selling Shareholder, without regard to any limitations on the exercise of the Pre-Funded Warrants, and assuming the sale of all of the Offered ADSs offered by such Selling Shareholder pursuant to this prospectus.

The Selling Shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the Selling Shareholders will exercise its Pre-Funded Warrants nor do we know how long the Selling Shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the exercise of any Pre-Funded Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the Selling Shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Shareholders. The percentage of shares owned prior to and after the offering is based on 5,667,995,734 Ordinary Shares outstanding, or 11,335,991 ADSs outstanding, assuming all Ordinary Shares outstanding were represented by ADSs, as of December 11, 2025. Except as set forth in the footnotes below, the address of each Selling Securityholder is c/o Kazia Therapeutics Limited, Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia.

	Number of ADSs Owned Prior to Offering				Maximum Number of ADSs to be offered Pursuant to this Prospectus	Number of ADSs Owned After Offering
Name of Selling Shareholders	Number		Percent			Number(1)	Percent
Alumni Capital LP(2)	794,757	(3)	6.8	%(4)	28,409	766,348	6.6	%(4)
Pointillist Global Macro Series of Pointillist Partners, LLC(5)	870,437	(6)	7.6	%(7)	113,637	756,800	6.6	%(7)
Daniel Herr and Lauren Rimoin Living Trust(8)	45,456	(9)		*(10)	45,455	1		*(10)
MK Plumeria, LLC(11)	45,455	(12)		*(13)	45,455	—	—

*	Less than 1%
(1)	Assumes the sale of all ADSs being offered pursuant to this prospectus.
(2)

The business address of Alumni Capital LP is 601 Brickell Key Dr. Suite 700, Miami, FL 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the Shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(3)

Consists of (i) 264,045,500 ordinary shares held by Alumni Capital LP based on information provided to us by Alumni Capital LP and (ii) 266,666 ADSs issuable upon the full exercise of the Ordinary Warrants held by Alumni Capital LP.

(4)

The denominator is based on 11,602,657 ADSs, which includes (i) 11,335,991 ADSs outstanding as of December 11, 2025 (assuming all outstanding Ordinary Shares were represented by ADSs) and (ii) 266,666 ADSs issuable upon the full exercise of the Ordinary Warrants held by Alumni Capital LP, without regard to any limitations on the exercise of such warrants.

(5)

Pointillist Global Macro Series of Pointillist Partners, LLC (“Pointillist”) is the beneficial owner of the securities set forth in the table. Jorey Chernett is the Managing Member of Pointillist, who has sole dispositive power of the securities held by Pointillist. The business address of Pointillist is 6222 Indianwood Tr., Bloomfield Hills, MI 48301.

(6)

Consists of (i) 756,800 ADSs held by Pointillist and (ii) 113,637 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by Pointillist without regard to any limitations on the exercise of such Pre-Funded Warrants.

(7)

The denominator is based on 11,449,628 ADSs, which includes 11,335,991 ADSs outstanding as of December 11, 2025 (assuming all outstanding Ordinary Shares were represented by ADSs), plus 113,637 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by Pointillist without regard to any limitations on the exercise of such Pre-Funded Warrants.

(8)

Daniel Herr and Lauren Rimoin Living Trust (“Daniel Trust”) is the beneficial owner of the securities set forth in the table. The Trustees of the Daniel Trust are Daniel Herr and Lauren Rimoin, who share dispositive power over the securities held by Daniel Trust.

(9)

Consists of (i) 1 ADS held by Daniel Trust and (ii) 45,455 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by Daniel Trust without regard to any limitations on the exercise of such Pre-Funded Warrants.

(10)

The denominator is based on 11,381,446 ADSs, which includes 11,335,991 ADSs outstanding as of December 11, 2025 (assuming all outstanding Ordinary Shares were represented by ADSs), plus 45,455 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by Daniel Trust without regard to any limitations on the exercise of such Pre-Funded Warrants.

(11)

MK Plumeria, LLC (“MK Plumeria”) is the beneficial owner of the securities set forth in the table. Daniel Herr is the Manager of MK Plumeria and has sole dispositive power over the securities held by MK Plumeria. Daniel Herr disclaims beneficial ownership over any securities owned by MK Plumeria except to the extent of his pecuniary interest therein.

(12)	Consists of 45,455 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by MK Plumeria, without regard to any limitations on the exercise of such Pre-Funded Warrants.
(13)

The denominator is based on 11,381,446 ADSs, which includes 11,335,991 ADSs outstanding as of December 11, 2025 (assuming all outstanding Ordinary Shares were represented by ADSs), plus 45,455 ADSs issuable upon the full exercise of the Pre-Funded Warrants held by MK Plumeria, without regard to any limitations on the exercise of such Pre-Funded Warrants.

MATERIAL TAX CONSIDERATIONS

U.S. Taxation

This section describes certain material U.S. federal income tax consequences to a U.S. holder (as defined below) of owning Ordinary Shares or ADSs. It applies only to Ordinary Shares or ADSs that are held as capital assets for tax purposes. This section does not apply to a holder of Ordinary Shares or ADSs that is a member of a class of holders subject to special rules, including a financial institution, a dealer or trader in securities, a regulated investment company, a real estate investment trust, a grantor trust, a U.S. expatriate, a tax-exempt organization, an insurance company, a person liable for alternative minimum tax, a person who actually or constructively owns 10% or more of the stock of the Company, a person that holds Ordinary Shares or ADSs as part of a straddle or a hedging or conversion transaction, a person that purchases or sells Ordinary Shares or ADSs as part of a wash sale for tax purposes, or a person whose functional currency is not the U.S. dollar. Further, this description does not address state, local, non-U.S, or other tax laws, nor does it address the 3.8% U.S. federal Medicare tax on net investment income, the alternative minimum tax or the U.S. federal gift and estate tax consequences of owning and disposing of Ordinary Shares or ADSs.

For purposes of this description, a “U.S. holder” is a beneficial owner of Ordinary Shares or ADSs who holds such Ordinary Shares or ADSs as capital assets within the meaning of the Code and is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that either (a) is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds the Ordinary Shares or ADSs, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Ordinary Shares or ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Ordinary Shares or ADSs.

The discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein-possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not take a contrary or different position concerning the tax consequences of the ownership and disposition of our Ordinary Shares or ADSs or that such a position would not be sustained by a court. We have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our Ordinary Shares or ADSs. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our Ordinary Shares or ADSs in their particular circumstances.

This section is in part based on the representations of the Depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

Exchange of ADSs for Ordinary Shares

In general, for U.S. federal income tax purposes, a holder of ADSs will be treated as the owner of the Ordinary Shares represented by those ADSs. Exchanges of Ordinary Shares for ADSs, and ADSs for Ordinary Shares generally will not be subject to U.S. federal income tax.

Distributions

Subject to the Passive Foreign Investment Company (“PFIC”) rules discussed below, U.S. holders generally will include as dividend income the U.S. dollar value of the gross amount of any distributions of cash or property

(without deduction for any withholding tax), other than certain pro rata distributions of Ordinary Shares, with respect to Ordinary Shares or ADSs to the extent the distributions are made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder will include the dividend income on the day actually or constructively received (i) by the holder, in the case of Ordinary Shares, or (ii) by the depositary, in the case of ADSs. We do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be treated as dividend income.

Dividends paid to a non-corporate U.S. holder on shares or ADSs will generally be taxable at the preferential rates applicable to long-term capital gains provided (a) that certain holding period requirements are satisfied, (b) (i) the U.S.-Australia income tax treaty (“the Treaty”) is a qualified treaty and we are eligible for benefits under the Treaty or (ii) our Ordinary Shares or ADSs are readily tradable on a U.S. securities market, and (c) provided that we were not, in the taxable year prior to the year in which the dividend was paid, and are not, in the taxable year in which the dividend is paid, a PFIC. The Treaty has been approved for the purposes of the qualified dividend rules and the ADSs are listed on Nasdaq. If the Company is a PFIC, any dividends paid to a noncorporate U.S. holder will not qualify for the preferential tax rates ordinarily applicable to “qualified dividends.” In the case of a corporate U.S. holder, dividends on shares and ADSs are taxed as ordinary income and will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of any cash distribution paid in any foreign currency will be equal to the U.S. dollar value of such currency, calculated by reference to the spot rate in effect on the date such distribution is received by the U.S. holder or, in the case of ADSs, by the Depositary, regardless of whether and when the foreign currency is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date received, the U.S. holder generally should not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into U.S. dollars on the date received, the U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date received, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of such currency. Such foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes.

Dividends will be income from sources outside the United States, and generally will be “passive category” income or, for certain taxpayers, “general category” income, which are treated separately from each other for the purpose of computing the foreign tax credit allowable to a U.S. holder. The availability of the foreign tax credit and the application of the limitations on its availability are fact specific and are subject to complex rules. In general, a taxpayer’s ability to use foreign tax credits may be limited and is dependent on the particular circumstances. U.S. holders should consult their own tax advisors with respect to these matters.

Sale, Exchange or other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. holder who sells or otherwise disposes of Ordinary Shares or ADSs will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the holder’s tax basis, determined in U.S. dollars, in those Ordinary Shares or ADSs. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than 12 months in the shares or ADSs sold. There are limitations on the deductibility of capital losses.

The U.S. dollar value of any foreign currency received upon a sale or other disposition of Ordinary Shares or ADSs will be calculated by reference to the spot rate in effect on the date of sale or other disposal (or, in the case of a cash basis or electing accrual basis taxpayer, at the spot rate of exchange on the settlement date). A U.S. holder will have a tax basis in the foreign currency received equal to that U.S. dollar amount, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of the foreign currency.

This foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes. If such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual basis U.S. holder should not recognize any gain or loss on such conversion.

Passive Foreign Investment Company

A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•

75% or more of its gross income for such year is “passive income” which for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions and gains from assets that produce passive income; or

•

50% or more of the value of its gross assets (based on an average of the quarterly values of the gross assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

Passive income does not include rents and royalties derived from the active conduct of a trade or business. If the stock of a non-U.S. corporation is publicly traded for the taxable year, the asset test is applied using the fair market value of the assets for purposes of measuring such corporation’s assets. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income for purposes of the PFIC income and asset tests. If the stock of a non-U.S. corporation is publicly-traded for the taxable year, the asset test is applied using the fair market value of the assets for purposes of measuring such corporation’s assets. If we were a PFIC in any year during a U.S. holder’s holding period for our Ordinary Shares or ADSs, we would ordinarily continue to be treated as a PFIC for each subsequent year during which the U.S. holder owned the Ordinary Shares or ADSs, regardless of whether we continue to meet the tests described above unless (a) we ceased to be a PFIC and (b) the U.S. holder has made a deemed sale election under the PFIC rules which may result in recognition of gain (but not loss), taxable under the PFIC rules described below, without the receipt of any corresponding cash. Based on the composition of our assets and income in the 2023 taxable year, we believe that we were a PFIC for U.S. federal income tax purposes with respect to our 2023 taxable year. However, the determination of PFIC status is a fact-intensive determination that must be made annually at the close of each taxable year applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As a result, there can be no assurance that we will be treated as a PFIC for the 2023 taxable year, the 2024 taxable year, current taxable year or any future taxable year. Based on the composition of our assets and income in the 2024 taxable year, if we will not be treated as a PFIC in the 2023 taxable year, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2024 taxable year. However, as stated above, the determination of PFIC status is a fact-intensive determination that must be made annually at the close of each taxable year applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As a result, even if we will not be a treated as a PFIC in the 2023 taxable year, there can be no assurance that we will not be treated as a PFIC in the 2024 taxable year, the current year or for any future taxable year. Changes in the nature of our income or assets or a decrease in the trading price of our Ordinary Shares or ADSs may impact the determination of our PFIC status.

If we are a PFIC, and you are a U.S. holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our Ordinary Shares) and (b) any gain realized on the sale or other disposition of the Ordinary Shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Certain elections may potentially be used to reduce the adverse impact of the PFIC rules on U.S. holders (“qualifying electing fund”, or QEF), and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.

The rules described above for excess distributions would not apply to a U.S. holder if the U.S. holder makes a timely QEF election for the first taxable year of the U.S. holding period for Ordinary Shares and we comply with specified reporting requirements. A timely QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. holder who makes a QEF election generally must report on a current year basis a pro rata share of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not those earnings or gains are distributed. A U.S. holder who makes a QEF election must file a Form 8621 with its annual income tax return. We intend to make available an information statement that will contain the necessary information required for a U.S. holder to make a QEF election with respect to our Ordinary Shares. We may choose to provide such information on our website.

If a U.S. holder does not make a QEF election for the first taxable year of the U.S. holder’s holding period for Ordinary Shares during which we are a PFIC, the QEF election will not be treated as timely and the adverse tax regime described above would apply to dispositions of or excess distributions on the Ordinary Shares. In such case, a U.S. holder may make a deemed sale election whereby the U.S. holder would be treated as if the U.S. holder had sold the Ordinary Shares in a fully taxable sale at fair market value on the first day of such taxable year in which the QEF election takes effect. Such U.S. holder would be required to recognize any gain on the deemed sale as an excess distribution and pay any tax and interest due on the excess distribution when making the deemed sale election. The effect of such further election would be to restart the U.S. holder’s holding period in the Ordinary Shares, subject to the QEF regime, and to purge the PFIC status of such Ordinary Shares going forward.

If a U.S. holder makes the mark-to-market election with respect to Ordinary Shares, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder’s tax basis in the Ordinary Shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and our Ordinary Shares are “regularly traded” on a “qualified exchange.” Our Ordinary Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principle purposes the meeting of the trading requirement as disregarded). The Nasdaq is a qualified exchange for this purpose and consequently, if the Ordinary Shares are regularly traded, the mark-to-market election should be available to a U.S. holder.

U.S. holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are a PFIC, the general tax treatment for U.S. holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. holder owns Ordinary Shares during any year in which we are a PFIC and the U.S. holder recognizes gain on a disposition of our Ordinary Shares or receives distributions with respect to our Ordinary Shares, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their tax advisers with respect to the ownership and disposition of our Ordinary Shares or ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to our Ordinary Shares and the IRS information reporting obligations with respect to the ownership and disposition of our Ordinary Shares or ADSs.

U.S. Information Reporting and Back-up Withholding

Dividend payments with respect to our Ordinary Shares or ADSs and proceeds from the sale or other disposition of our Ordinary Shares or ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding. Back-up withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from back- up withholding. U.S. holders who are required to establish their exempt status may be required to provide such certification on Internal Revenue Service (“IRS”) Form W-9. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and back-up withholding rules.

Back-up withholding is not an additional tax. Amounts withheld as back-up withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the back-up withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Information With Respect to Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their U.S. federal tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. If a U.S. holder does not include in such holder’s gross income an amount relating to one or more specified foreign financial assets, and the amount such U.S. holder omits is more than $5,000, any tax such U.S. holder owes for the tax year can be assessed at any time within 6 years after the filing of such U.S. holder’s federal tax return. U.S. holders who fail to report the required information could be subject to substantial penalties. U.S. holders are encouraged to consult with their own tax advisors regarding the possible application of the foregoing to our Ordinary Shares or ADSs in light of their particular circumstances.

Australian Tax Considerations

In this section, we discuss the material Australian income tax, stamp duty and goods and services tax considerations related to the acquisition, ownership and disposal by the absolute beneficial owners of the Ordinary Shares and ADSs.

It is based upon existing Australian tax law as of the date of this registration statement, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law which may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies, superannuation funds, trusts or tax-exempt organizations). In addition, this summary does not discuss any state tax considerations, other than stamp duty.

Prospective investors are urged to consult their tax advisors regarding the tax considerations of the acquisition, ownership and disposition of the shares. Unless otherwise mentioned, this summary is based upon the premise that the holder is a US holder (as defined in the U.S. Taxation section), is not an Australian tax resident, holds their shares on capital account for Australian tax purposes, and is not carrying on business in Australia through a permanent establishment (referred to as a “Non-Australian Shareholder” in this summary).

Australian Income Tax Nature of ADSs for Australian Taxation Purposes

Ordinary Shares represented by ADSs held by a U.S. holder will be treated for Australian taxation purposes as held under a “bare trust” for such holder. Consequently, the underlying Ordinary Shares will be regarded as owned by the ADS holder for Australian income tax and capital gains tax purposes. Dividends paid on the underlying Ordinary Shares will also be treated as dividends paid to the ADS holder, as the person beneficially entitled to those dividends. Therefore, in the following analysis we discuss the tax consequences to Non-Australian Shareholders which, for Australian taxation purposes, will be the same as to U.S. holders of ADSs.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax. Dividends payable to Non-Australian Shareholders will be subject to dividend withholding tax, to the extent the dividends are not declared to be conduit foreign income, or CFI, and are unfranked. Dividend withholding tax will be imposed at 30%, unless a shareholder is a resident of a country with which Australia has a double taxation agreement and qualifies for the benefits of the treaty. In accordance with the provisions of the Double Taxation Convention between Australia and the United States, the maximum rate of Australian withholding tax on any unfranked portion of a dividend to which a tax resident of the United States is beneficially entitled may be reduced to 15%, with a potential further reduction to 5% where the U.S. resident beneficially entitled to the dividends is a company which holds directly 10% or more of the voting power in our company. To rely on the Double Taxation Convention a U.S. tax resident must also be a “qualified person” within the meaning of the Double Taxation Convention. Shareholders seeking to rely on the Double Taxation Convention should obtain specialist taxation advice.

Tax on Sales or other Dispositions of Shares or ADSs-Capital Gains Tax

Non-Australian Shareholders may disregard the whole of the capital gain or capital loss made on a sale or other disposal of Ordinary Shares or ADSs, unless they, together with any associates (as defined in Australian tax law), hold 10% or more of our issued capital at the time of disposal or throughout a 12 months period during the 24 months prior to disposal.

Non-Australian Shareholders who own a 10% or more interest in the company, either alone or together with their associates, should be subject to Australian capital gains tax if more than 50% of the company’s assets held directly or indirectly, determined by reference to market value of the assets at the time of sale, consists of Australian real property (which includes land and leasehold interests) or Australian mining, quarrying or prospecting rights. In the 2024-25 Federal Budget, the Australian government announced its intention to: (a) amend this point-in-time principal asset test to a 365-day testing period (i.e. the testing period being the 365 days before the time of disposal of the shares), (b) clarify and broaden the typers of assets Australia can tax foreign residents on to include direct and indirect sales of assets with a close economic connection to Australian land and/or natural resources (e.g. leases or licenses to use Australian land, infrastructure and machinery installed on land situated in Australia) and (c) require foreign residents disposing of shares exceeding A$20 million in value to notify the Australian Tax Office prior to the transaction being executed, effective from 1 July 2025. However in the 2025-26 Federal Budget, it was announced that the start date would be deferred to the later of (a) 1 October 2025; and (b) the first 1 January, 1 April, 1 July or 1 October (i.e. start of the first quarter) after the legislation received Royal Assent. No legislation has been released to date so these rules should apply from the start of the first quarter after the legislation receives Royal Assent. The Double Taxation Convention between the United States and Australia is unlikely to limit the amount of this taxable gain. Australian capital gains tax applies to net capital gains of foreign shareholders at the Australian tax rates for non-Australian residents, which start at a marginal rate of 30% for individuals & 25%-30% for companies, depending on the size of the company. Net capital gains of foreign shareholders are included in the taxpayer’s assessable income and subject to income tax at the taxpayer’s marginal tax rate. For the year ended June 30, 2025, the marginal tax rates for non-Australian residents, starts at 30% for individuals. The company tax rate is 30% which may be reduced to 25% for the year ended June 30, 2025 onwards for certain small businesses. Net capital gains are calculated by reducing the taxpayer’s capital gains for the income year by its capital losses, which may only be offset against capital gains. Net capital losses may be carried forward to offset against capital gains derived in future income years. Specific loss recoupment rules apply to companies and trusts. These rules may, among other things, limit the ability to offset or obtain capital losses in a current or future income year. Shareholders should obtain specialist tax advice as to how these rules apply.

The 50% capital gains tax discount is not available to Non-Australian Shareholders. Companies are not entitled to a capital gains tax discount.

Broadly, where there is a disposal of certain taxable Australian property, the purchaser will be required to withhold and remit to the Australian Taxation Office (“ATO”) 15% of the proceeds from the sale. A transaction is excluded from the withholding requirements in certain circumstances, including where the transaction is an on-market transaction conducted on an approved stock exchange, the transaction is in a category of certain securities lending arrangements, or the transaction is conducted using an eligible broker operated crossing system. There is also an exception to the requirement to withhold where the entity selling the shares provides the purchaser a declaration covering a certain period specifying either that they are an Australian tax resident or that the shares are not taxable Australian property (specifically, not ‘indirect Australian real property interests’). The Non-Australian Shareholders may be entitled to receive a tax credit for the tax withheld by the purchaser which they may claim in their Australian income tax return. Effective 1 January 2025, amendments to the Australian tax law under the Treasury Laws Amendment (2024 Tax and Other Measures No. 1) Act 2024 increased the withholding rate applicable to disposals of certain taxable Australian property by foreign residents from 12.5% to 15% and removed the previous $750,000 property value threshold. As a result, all acquisitions of relevant CGT assets from foreign residents on or after this date are subject to a 15% withholding obligation, unless the vendor provides a valid clearance certificate or variation notice issued by the Australian Taxation Office. These rules apply equally where the disposal is expected to generate gains on revenue account rather than a capital gain. The Group has considered the impact of these changes on its operations and concluded that no material adjustments are required to the financial statements for the year ended 30 June 2025.

Tax on Sales or other Dispositions of Shares or ADSs-Shareholders holding Shares or ADSs on Revenue Account

Some Non-Australian Shareholders may hold Ordinary Shares or ADSs on revenue rather than on capital account for example, share traders, or those who hold their shares with a view to deriving a short term profit by selling their shares. These shareholders may have the gains made on the sale or other disposal of the Ordinary Shares and/or ADSs included in their assessable income under the ordinary income provisions of the income tax law, if the income is derived directly or indirectly from Australian sources (which is a question of facts and circumstances generally requiring specialist tax advice).

Non-Australian Shareholders assessable under these ordinary income provisions should be subject to income tax in Australia starting at a marginal rate of 30% for individuals. The company tax rate is 30% which may be reduced to 25% for the year ended 30 June 2025 onwards for certain small businesses.

Some relief from Australian income tax may be available to Non-Australian Shareholders under the Double Taxation Convention between the United States and Australia.

To the extent an amount would be included in a Non-Australian Shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount may be reduced, so that the shareholder may not be subject to double tax on any part of the income gain or capital gain.

Non-Australian Shareholders holding shares or ADSs on revenue account should obtain advice on the application of the Australian income tax law and the Double Taxation Convention in determining the tax consequences of the disposal of their shares or ADSs.

Effective 1 January 2025, the Foreign Resident Capital Gains Withholding (FRCGW) rate increased from 12.5% to 15%, and the previous property value threshold of AUD $750,000 was removed. This means all disposals of taxable Australian property by foreign residents are subject to a 15% withholding tax, regardless of value. Purchasers (or lessees in certain cases) must remit this amount to the Australian Taxation Office unless the seller provides a valid ATO clearance certificate confirming Australian tax residency or an approved variation certificate specifying a lower rate. These rules apply equally to transactions generating revenue gains rather than capital gains.

Dual Residency

If a shareholder is a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Double Taxation Convention between the United States and Australia, the Australian tax may be subject to limitation by the Double Taxation Convention (albeit the tie-breaker rules only apply for individuals). Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

No Australian stamp duty is payable by Australian residents or non-Australian residents on the issue, transfer and/or surrender of the ADSs or the Ordinary Shares in Kazia, provided that the shares issued, transferred and/or surrendered do not result in the acquisition by any party (either alone, together with associates or with other acquirers as part of one arrangement) of a significant interest in a “landholder”. Broadly, a landholder is an entity with Australian landholdings located in an Australian state or territory over a certain value. A significant interest, with respect to a landholder that is a listed company is normally an interest of 90% or more and with respect to a landholder that is an unlisted company is normally an interest of 50% or more.

Australian Death Duty

Australia does not have estate or death duties. As a general rule, no capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries may, however, give rise to a capital gains tax liability if the gain falls within the scope of Australia’s jurisdiction to tax.

Goods and Services Tax

The supply of ADSs or Ordinary Shares in Kazia will not be subject to Australian goods and services tax.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell all or a portion of the ADSs beneficially owned by the Selling Shareholders and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The Selling Shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Shareholders cease to own any Shares, ADSs representing the Shares, Pre-funded Warrants, Pre-Funded Warrant ADSs or the Ordinary Shares issued and issuable upon exercise thereof.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

This offering will terminate on the date that all of the ADSs offered by this prospectus have been sold by the Selling Shareholders.

The ADSs are currently listed on Nasdaq under the symbol “KZIA.”

Notice to Prospective Investors in Australia

This prospectus is not a disclosure document for the purposes of the Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below.

Accordingly, if you receive this prospectus in Australia, you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the Offering has been made;

•	a person associated with us under section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are not, or unable to confirm or warrant that you are, an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offering made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued or sold to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

Amount to be Paid

SEC registration fee	$276.41
Legal fees and expenses	25,000.00
Accountants’ fees and expenses	39,240.00
Miscellaneous	3,660.43
Total	$68,176.84

Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to Australian law in connection with the validity of the Ordinary Shares being offered by this prospectus and other legal matters with respect to Australian law will be passed upon for us by Baker McKenzie, Sydney, Australia.

EXPERTS

The consolidated financial statements of Kazia Therapeutics Limited (the Company) as of June 30, 2025 and 2024, and for each of the three years ended June 30, 2025 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have a registration statement on Form F-1 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ended June 30, 2025, has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within 120 days following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•	our Annual Report on Form 20-F for the year ended June 30, 2025, filed with the SEC on November 7, 2025;

•	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on November 18, 2025, December 2, 2025, December 5, 2025, December 10, 2025 and December 19, 2025; and

•

the descriptions of our ordinary shares and the American Depositary Shares representing the ordinary shares that are contained in Item 10.B. “Additional Information-Memorandum and Articles of Association” and Item 12.D “Description of Securities other than Equity Securities-American Depositary Shares” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2025, filed with the SEC on November 7, 2025.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Kazia Therapeutics Limited, Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia. Our telephone number is +61-2-9472-4101. You may also obtain information about us by visiting our website at www.kaziatherapeutics.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public company limited by shares incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

There are no treaties between Australia and the United States that would enable the recognition or enforcement of foreign judgments in Australia, and recognition and enforcement of US judgments in Australia will be dependent on Australian common law.

The disclosure in this section is not based on the opinion of counsel.

We have appointed Vcorp Services, LLC as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

232,956 American Depositary Shares Representing 116,478,000 Ordinary Shares

Kazia Therapeutics Limited

PROSPECTUS

December 23, 2025